THIRD AMENDMENT TO OFFICE SPACE LEASE

THIS **THIRD AMENDMENT TO OFFICE SPACE LEASE** is made as of the 30th day of June, 2011 by and between **TEXAS INSTITUTE FOR EYES LLC**, a Delaware limited liability company ("Landlord") and **NORTH AMERICAN SPINE**, a Texas limited liability company ("Tenant").

RECITALS:

A. Landlord and Tenant entered into that certain Office Space Lease dated August 5, 2009 for approximately 9,224 rentable square feet of space (the "Premises") in the building more particularly described in the Lease, that certain First Amendment to Office Space Lease dated as of June 28, 2010 and that certain Second Amendment to Office Space Lease dated as of January 25, 2011 (as so amended, the "Lease").

B. Landlord and Tenant have agreed to amend the Lease as hereinafter provided. All capitalized terms not specifically defined herein shall have the meanings given or ascribed to them in the Lease.

NOW THEREFORE, in consideration of the mutual agreements hereinafter contained, and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Second Expansion Premises. On and as of June 30, 2011 (the "Second Expansion Premises Commencement Date"), there shall be added to the "Premises" demised under the Lease the Second Expansion Premises consisting of approximately 3,941 rentable square feet as shown on Exhibit A attached to this Third Amendment. The Premises shall be deemed to include the Second Expansion Premises from and after the Second Expansion Premises Commencement Date for all purposes other than the payment of Base Rent. Base Rent for the Second Expansion Premises shall be calculated as set forth in Section 2 below and payable with Base Rent for the balance of the Premises.

2. Base Rent. Commencing on the Second Expansion Premises Commencement Date, Tenant will pay Second Expansion Premises Base Rent for the Second Expansion Premises at the annual rate of $21.50 per rentable square foot of the Second Expansion Premises, plus annual increases equal to two and one-half percent (2.5%) of the Second Expansion Base Rent payable during the immediately preceding lease year beginning on the first anniversary of the Second Expansion Commencement Date and on each anniversary date thereafter during the Term.

3. Tenant's Proportionate Share. Commencing on the Second Expansion Premises Commencement Date, Tenant's Proportionate Share shall be the percentage obtained by dividing the rentable square footage of the Premises (16,139) by the rentable square footage of the Building (85,879), which shall be 18.79%.

4. Construction of the Tenant Improvements to the Second Expansion Premises. (a) Landlord agrees to construct or cause to be constructed the tenant improvements in the Second Expansion Premises (the "Tenant Improvements") as specified on the Floor Plan attached hereto and made a part hereof as Exhibit A. Landlord agrees to cause final plans and specifications for

the Tenant Improvements to be prepared promptly in accordance with the Floor Plan and to submit the same to Tenant for its approval. Tenant agrees that it will not unreasonably withhold or delay its approval of the final plans and specifications. The final plans and specifications shall be approved by Landlord and Tenant by affixing thereon the signature or initials of an authorized officer or employee of each of the respective parties hereto. Such final plans and specifications shall be in lieu of and shall replace Exhibit B with respect to the Tenant Improvements. The signature of an authorized officer or employee shall be deemed conclusive evidence of the approval indicated by such signature. When Landlord requests Tenant to specify details or layouts for the Second Expansion Premises, Tenant shall specify same promptly so as not to delay completion of the Tenant Improvements in the Second Expansion Premises. Tenant shall pay to Landlord all reasonable increased costs or damages, including lost rent, incurred by Landlord to the extent attributable to delays caused by Tenant.

(b) Landlord shall diligently proceed with the construction of the Tenant Improvements to the Second Expansion Premises and use commercially reasonable efforts to complete the same and deliver possession thereof to Tenant on the Second Expansion Premises Commencement Date. Notwithstanding the foregoing, if any delay in the delivery of possession of the Second Expansion Premises is caused or contributed to by a Tenant Delay (as defined in the Lease) or an Excused Delay (as defined in the Lease), then the time of completion of said construction shall be extended for the additional time caused by such delay. Any Tenant Delay shall not defer Tenant's obligation to commence paying Rent for the Second Expansion Premises on the Second Expansion Premises Commencement Date in accordance with Section 5.01 of the Lease, and Tenant shall pay to Landlord all reasonable increased costs or damages, including lost rent, incurred by Landlord attributable to Tenant Delays. The term "substantially complete" or "substantially completed" shall mean the date the Tenant Improvements are completed in substantial accordance with the final Plans and Specifications except for punch-list items, sufficient to allow Tenant to fully use and occupy same.

(c) The Tenant Improvements as shown on the final Plans and Specifications shall be constructed by Cadence McShane Construction Company LLC. All trades not performed by Cadence McShane Construction Company LLC shall be bid out to two subcontractors, and Landlord shall use its best efforts to obtain the lowest reasonable bids from such subcontractors. The Tenant Improvements shall be constructed on a cost plus basis, and the cost of the work shall include all labor, material, insurance, permits, general conditions, construction fee, design and engineering costs (the "Cost of the Work"). On behalf of the Tenant, Cadence McShane Construction Company LLC will solicit competitive bids from subcontracts on all subtrades.

5. Tenant Allowance. Landlord's financial contribution to the Cost of the Work shall be an allowance of $40.00 per useable square foot (the Second Expansion Premises are estimated to contain 3,460 useable square feet based upon 3,941 rentable square feet) (the "Allowance"). The Allowance may also be used for the costs of architectural, engineering and space planning, consulting services, furnishings, telephone, data cabling and office equipment installation, and other office setup costs, and any charges incurred by Tenant shall be paid by Tenant and submitted to Landlord for reimbursement. Any Tenant Improvement requests which cause the Cost of the Work to increase above $40.00 per useable square foot will require payment of such excess amount in cash to Landlord by Tenant upon approval of the final Plans and Specifications. Any unused portion of the Allowance shall, at Tenant's option, be used as a rent credit against the Second Expansion Premises Base Rent starting with the first month in which Base Rent is due for the Second Expansion Premises until such credit is exhausted.

6. Right of First Refusal. The following Article 30 is hereby inserted into the Lease as if fully set forth therein:

"ARTICLE XXX - RIGHT OF FIRST REFUSAL FOR CONTIGUOUS EXPANSION SPACE

30.01 Subject to credit approval by Landlord and provided this Lease shall be in full force and effect and Tenant shall not be in default under this Lease at the time the Contiguous Expansion Space (as hereinafter defined) becomes available, or at any time through and including execution of a lease amendment by the Landlord for the Contiguous Expansion Space, Tenant shall have a right of first refusal to lease the Contiguous Expansion Space, such right commencing on the date hereof and expiring on the last day of the twenty fourth (24th) full calendar month after the date hereof, subject to the following terms, covenants and conditions:

A. In the event Landlord desires to lease the Contiguous Expansion Space, or any part thereof, to a third party tenant Landlord shall first give written notice ("Landlord's Notice") of Landlord's intent to lease such space to Tenant.

B. Tenant shall, within thirty (30) days of its receipt of Landlord's Notice, notify Landlord in writing sent certified mail, return receipt requested, with postage prepaid thereon, that it elects to exercise its right to lease the Contiguous Expansion Space on the same terms and conditions as are set forth herein with respect to the Second Expansion Premises (i.e., at the same Base Rent as is then payable for the Second Expansion Premises and with a tenant improvement allowance of $40.00 per useable square foot of the Contiguous Expansion Space) as of the date on which in Landlord's Notice. If Tenant does not so notify Landlord, Tenant will be deemed to have waived its right of first refusal with respect to such Contiguous Expansion Space and Landlord shall thereafter have the right to let the space to any third party tenant.

C. In the event that Tenant does elect to exercise its refusal right, Tenant shall promptly execute a lease for such Contiguous Expansion Space on the same rent, terms and conditions as those which are then applicable to the Second Expansion Premises. If Tenant fails to execute and deliver a lease for such Contiguous Expansion Space consistent with the foregoing within five (5) days after receipt by Tenant of the subject lease, then Tenant's previous exercise of its right to lease the Contiguous Expansion Space shall be deemed null and void and Landlord shall thereafter have the right to let the space to any third party tenant.

E. The rights of Tenant under this Article XXX are personal and may not be assigned to or exercised by any other party.

30.02 For purposes of this Lease, Contiguous Expansion Space shall mean the 2,761 USF of unfinished rentable space located on the second floor of the Building located contiguous to the Premises.

30.03 Tenant's Right of First Refusal granted in this Article XXX shall automatically terminate upon the earlier to occur of (i) the expiration or termination of this Lease, (ii) the termination of Tenant's right to possession of the Premises, (iii) the failure of Tenant to timely or properly exercise such Right of First Refusal, (iv) the assignment of this Lease by Tenant or the sublease by Tenant of the Premises to any party other than a subsidiary or member of Tenant, or any part thereof, or (v) on the last day of the twenty fourth (24th) full calendar month after the date hereof

and Landlord shall thereafter have the right to let any Contiguous Expansion Space to any third party tenant."

7. Except as herein specifically amended, the Lease shall remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Third Amendment is executed as of the date and year hereinabove set forth.

TENANT:

NORTH AMERICAN SPINE,
a Texas limited liability company

By: [signature]

Its: CEO

LANDLORD:

TEXAS INSTITUTE FOR EYES LLC,
a Delaware limited liability company

By: McShane Development Company LLC, a Delaware limited liability company and successor by merger to McShane Corporation, its managing member

By: [signature]

Its: Vice President

Exhibit A
Site Plan for the Expansion Premises


Existing North American Spine Suite (10,710 s.f.)
North American Spine Phase 2 Expansion (3,460 s.f.)
North American Spine Phase 3 Expansion (2,761 s.f.)
Existing Laser Suite
Existing Common Area

10740
MEDICAL OFFICE BUILDING
SECOND FLOOR PLAN

North American Spine